UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Traubenberg, Neil D.
   Sundstrand Corporation
   4949 Harrison Avenue
   P.O. Box 7003
   Rockford,, IL  61125-7003
   U.S.A.
2. Date of Event Requiring Statement (Month/Day/Year)
   November 18, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Tax
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |7,246.779             |D               |---                                            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Nonqual Stock O|*        |12/01/02 |Common Stock           |2,500    |$19.3125  |D            |---                        |
ption (Right to Buy)w/Ta|         |         |                       |         |          |             |                           |
ndem Tax Withholding Rig|         |         |                       |         |          |             |                           |
ht                      |         |         |                       |         |          |             |                           |
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Employee Nonqual Stock O|*        |11/15/04 |Common Stock           |2,500    |$22.375   |D            |---                        |
ption (Right to Buy)w/Ta|         |         |                       |         |          |             |                           |
ndem Tax Withholding Rig|         |         |                       |         |          |             |                           |
ht                      |         |         |                       |         |          |             |                           |
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Employee Nonqual Stock O|*        |11/19/06 |Common Stock           |3,000    |$38.9375  |D            |---                        |
ption (Right to Buy)w/Ta|         |         |                       |         |          |             |                           |
ndem Tax Withholding Rig|         |         |                       |         |          |             |                           |
ht                      |         |         |                       |         |          |             |                           |
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Employee Nonqual Stock O|*        |11/18/07 |Common Stock           |3,000    |$51.3125  |D            |---                        |
ption (Right to Buy)w/Ta|         |         |                       |         |          |             |                           |
ndem Tax Withholding Rig|         |         |                       |         |          |             |                           |
ht                      |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
*Previous awards to reporting person of options to buy Common Stock under the Company's Stock Incentive Plan and Management Stock Performance Plan in transactions exempt under old Rule 16b-3. Options become exercisable at a rate of 25% of each grant on the second through fifth anniversary dates of December 1, 1992, November 15, 1994, November 19, 1996, and November 18, 1997, respectively, provided that in the event of a "Change in Control" as defined in the plans, such options may become immediately exercisable unless specifically prohibited by the terms of applicable law.